For:	Immediate Release	Contact:	Larry Lentych
	April 22, 2010		574 235 2000

Andrea Short
574 235 2000

1ST SOURCE CORPORATION EARNINGS INCREASE IN FIRST QUARTER,
CASH DIVIDEND DECLARED

South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank, today reported net income of $9.68 million for the first quarter of 2010, up 54.84% compared to the $6.25 million reported in the first quarter a year ago. Diluted net income per common share for the first quarter of 2010 amounted to $0.33, up 65.00% over the $0.20 for the first quarter of 2009.
At the April 2010 meeting, the Board of Directors approved a first quarter cash dividend of $0.15 per common share, an increase of 7.14% over the dividend declared in the same period a year earlier. The cash dividend will be payable on May 17, 2010, to shareholders of record May 5, 2010.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented on the first quarter by saying, "Our first quarter performance was one of steady progress. Our net interest margin rebounded to 3.50% in the first quarter from 3.27% for the fourth quarter of 2009, and 3.03% a year ago. The structures we put in place from better pricing control to modeling seem to be bearing fruit."
Mr. Murphy continued, "On the credit side, our non-performing loans and leases may have peaked at year end 2009 at $101.01 million as they declined to $95.97 million as of this quarter end. Our ratio of nonperforming assets to total loans and leases slowly backed down to 2.98% this quarter end after reaching 3.15% at year end 2009. Our annualized net charge-offs to average loans and leases were a manageable 0.63% for the first quarter. Of course, it is too early to conclude that the economy is in a sustained recovery, so we could experience further deterioration or continued improvement as time goes on.”
"We remained focused on helping our clients make wise choices during what is still a difficult time for many. Our efforts were concentrated on delivering outstanding client service, providing straight talk and sound advice, maintaining excellent cost control, and of course, keeping a close eye on credit quality. Additionally, we were pleased during the quarter to be identified as number 8 out of the Top 150 Best Performing Banks in the Country by Bank Director’s Magazine among banks over $3 billion in size. All in all, it was an improving quarter and a good one for 1st Source," concluded Mr. Murphy.
Return on average common shareholders’ equity for 1st Source Corporation was 6.82% compared to 4.31% for the first quarter of 2009, and return on average total assets was 0.88% compared to

0.56% a year ago. As of March 31, 2010, the 1st Source common equity-to-assets ratio was 10.66%, up from 10.07% a year ago and its tangible common equity-to-tangible assets ratio was 8.81% compared to 8.25% a year earlier. Common shareholders’ equity was $473.80 million, up 2.29% from March 31, 2009. At the end of March 2010, total assets were $4.45 billion, down slightly from the $4.60 billion a year ago. Loans and leases decreased 3.38% and deposits remained stable from a year ago.
For the first quarter of 2010, 1st Source’s provision for loan and lease losses was $4.39 million compared to $7.79 million for the first quarter of 2009. Net charge-offs were $4.80 million for the first quarter of 2010 compared to $3.20 million for the first quarter of 2009. The reserve for loan and lease losses as of March 31, 2010, was 2.83% of total loans and leases compared to 2.62% a year earlier. The ratio of nonperforming assets to net loans and leases was 2.98% on March 31, 2010, compared to 2.09% for the same period last year. In the fourth quarter 2009, the provision for loan and lease losses was $8.36 million, net charges offs were $5.63 million, and the ratio of nonperforming assets to net loans and leases was 3.15%, all of which have improved during the first quarter 2010. As of March 31, 2010, nonperforming assets included $2.36 million of former bank premises held for sale.
Tax-equivalent net interest income was $35.78 million for the first quarter of 2010, up 13.07% from 2009's first quarter, and the net interest margin was 3.50% compared to 3.03% in the first quarter of 2009.
Noninterest income for the three-month period ended March 31, 2010 was $20.92 million, an increase of 1.82% as compared to the first quarter of 2009. Noninterest income increased primarily due to improvements in equipment rental income, investment securities and other investment gains, and other income. Those increases were largely offset by decreases in mortgage banking income.
Noninterest expense for the three-month period ended March 31, 2010 was $37.11 million, a decrease of 3.96% as compared to the first quarter of 2009. Noninterest expense decreased primarily due to a reduction in salaries and benefits.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 76 community banking centers in 17 counties, 23 specialty finance locations nationwide, 7 trust and wealth management locations, and 7 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
# # #

1st SOURCE CORPORATION
1st QUARTER 2010 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended March 31,

	2010	2009
END OF PERIOD BALANCES
Assets	$4,445,112	$4,601,281
Loans and leases	3,106,115	3,214,725
Deposits	3,539,130	3,547,868
Reserve for loan and lease losses	87,827	84,357
Intangible assets	89,949	91,350
Common shareholders' equity	473,803	463,212
Total shareholders' equity	579,057	567,202

AVERAGE BALANCES
Assets	$4,485,394	$4,536,327
Earning assets	4,145,707	4,229,221
Investments	892,606	778,392
Loans and leases	3,100,144	3,245,046
Deposits	3,574,129	3,587,073
Interest bearing liabilities	3,396,682	3,510,032
Common shareholders' equity	473,562	464,862
Total shareholders' equity	578,612	543,508

INCOME STATEMENT DATA
Net interest income	$34,902	$30,722
Net interest income - FTE	35,777	31,642
Provision for loan and lease losses	4,388	7,785
Noninterest income	20,922	20,549
Noninterest expense	37,110	38,640
Net income	9,679	6,251
Net income available to common shareholders	7,968	4,938

PER SHARE DATA
Basic net income per common share	$0.33	$0.20
Diluted net income per common share	0.33	0.20
Common cash dividends declared	0.15	0.14
Book value per common share	19.51	19.15
Tangible book value per common share	15.81	15.37
Market value - High	18.74	23.92
Market value - Low	14.25	14.16
Basic weighted average common shares outstanding	24,210,242	24,150,200
Diluted weighted average common shares outstanding	24,215,506	24,191,610

KEY RATIOS
Return on average assets	0.88%	0.56%
Return on average common shareholders' equity	6.82	4.31
Average common shareholders' equity to average assets	10.56	10.25
End of period tangible common equity to tangible assets	8.81	8.25
Risk-based capital - Tier 1	16.73	15.19
Risk-based capital - Total	18.01	16.48
Net interest margin	3.50	3.03
Efficiency: expense to revenue	63.78	71.10
Net charge-offs to average loans and leases	0.63	0.40
Loan and lease loss reserve to loans and leases	2.83	2.62
Nonperforming assets to loans and leases	2.98	2.09

ASSET QUALITY
Loans and leases past due 90 days or more	$272	$678
Nonaccrual and restructured loans and leases	78,094	60,297
Other real estate	5,205	1,495
Former bank premises held for sale	2,363	3,356
Repossessions	9,886	2,919
Equipment owned under operating leases	150	373
Total nonperforming assets	95,970	69,118

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2010	March 31, 2009
ASSETS
Cash and due from banks	$53,518	$60,444
Federal funds sold and interest bearing deposits with other banks	71,139	8,490
Investment securities available-for-sale
(amortized cost of $878,403 and $921,980 at
March 31, 2010 and 2009, respectively)	888,862	929,982
Other investments	21,012	18,612
Trading account securities	130	99
Mortgages held for sale	23,067	126,486

Loans and leases, net of unearned discount:
Commercial and agricultural loans	546,826	622,533
Auto, light truck and environmental equipment	364,445	335,267
Medium and heavy duty truck	200,228	228,092
Aircraft financing	608,643	633,372
Construction equipment financing	303,866	354,667
Loans secured by real estate	977,667	917,960
Consumer loans	104,440	122,834
Total loans and leases	3,106,115	3,214,725
Reserve for loan and lease losses	(87,827)	(84,357)
Net loans and leases	3,018,288	3,130,368

Equipment owned under operating leases, net	92,226	80,224
Net premises and equipment	37,556	39,755
Goodwill and intangible assets	89,949	91,350
Accrued income and other assets	149,365	115,471

Total assets	$4,445,112	$4,601,281

LIABILITIES
Deposits:
Noninterest bearing	$457,645	$435,482
Interest bearing	3,081,485	3,112,386
Total deposits	3,539,130	3,547,868

Federal funds purchased and securities sold
under agreements to purchase	111,788	275,407
Other short-term borrowings	29,358	25,734
Long-term debt and mandatorily redeemable securities	24,847	20,132
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	71,240	75,246
Total liabilities	3,866,055	4,034,079

SHAREHOLDERS' EQUITY
Preferred stock; no par value	105,254	103,990
Common stock; no par value	350,272	350,260
Retained earnings	147,381	139,121
Cost of common stock in treasury	(30,348)	(31,140)
Accumulated other comprehensive income	6,498	4,971
Total shareholders' equity	579,057	567,202

Total liabilities and shareholders' equity	$4,445,112	$4,601,281

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2010	2009
Interest income:
Loans and leases	$42,270	$44,597
Investment securities, taxable	5,401	4,036
Investment securities, tax-exempt	1,467	1,710
Other	274	333
Total interest income	49,412	50,676

Interest expense:
Deposits	12,405	17,606
Short-term borrowings	188	349
Subordinated notes	1,647	1,647
Long-term debt and mandatorily redeemable securities	270	352
Total interest expense	14,510	19,954

Net interest income	34,902	30,722
Provision for loan and lease losses	4,388	7,785
Net interest income after provision for
loan and lease losses	30,514	22,937

Noninterest income:
Trust fees	3,745	3,804
Service charges on deposit accounts	4,620	4,746
Mortgage banking income	777	2,570
Insurance commissions	1,465	1,516
Equipment rental income	6,745	6,147
Other income	2,689	2,235
Investment securities and other investment gains (losses)	881	(469)
Total noninterest income	20,922	20,549

Noninterest expense:
Salaries and employee benefits	18,810	20,086
Net occupancy expense	2,487	2,601
Furniture and equipment expense	2,800	3,481
Depreciation - leased equipment	5,364	4,956
Professional fees	1,514	1,062
Supplies and communication	1,369	1,567
FDIC and other insurance	1,674	1,550
Business development and marketing expense	567	485
Loan and lease collection and repossession expense	1,106	559
Other expense	1,419	2,293
Total noninterest expense	37,110	38,640

Income before income taxes	14,326	4,846
Income tax expense (benefit)	4,647	(1,405)

Net income	9,679	6,251
Preferred stock dividends and discount accretion	(1,711)	(1,313)
Net income available to common shareholders	$7,968	$4,938

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com